As filed with the Securities and Exchange Commission on November 5, 2012

Registration No. 333-162689

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
__________________________________

POST-EFFECTIVE AMENDMENT NO. 1
TO

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_________________________________________

CHINA TRANSINFO TECHNOLOGY CORP.
(Exact name of registrant as specified in its charter)
_________________________________________

Nevada	87-0616524
(State or other jurisdiction of	(I.R.S. Employer Identification Number)
incorporation or organization)

9th Floor, Vision Building,
No. 39 Xueyuanlu, Haidian District,
Beijing, China 100191
(86 10) 51691999
(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)
_________________________________________

Copies of Correspondence to:

CSC Services of Nevada, Inc.	Louis A. Bevilacqua, Esq.
502 East John Street	Pillsbury Winthrop Shaw Pittman LLP
Carson City, NV 89706	2300 N Street, N.W.
(775) 882-3072	Washington, D.C. 20037
(202) 663-8000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

_________________________________________

Approximate date of commencement of proposed sale to the public: Not Applicable

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [   ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [   ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this form is a post-effective amendment for an offering pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [   ]

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [   ]

Indicate by check mark whether the registrant is a large accelerated filer, and accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filer [ ]

Non-accelerated filer [ ]	Smaller reporting company [X]

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 is an amendment to the Registration Statement on Form S-3 (Reg. No. 333-162689) (the “Registration Statement”) of China TransInfo Technology Corp. (the “Company”). Effective as of October 31, 2012, pursuant to the Agreement and Plan of Merger, dated as of June 8, 2012, by and among TransCloud Company Limited, a Cayman Islands exempted company with limited liability (“Parent”), TransCloud Acquisition, Inc., a Nevada corporation and a wholly owned subsidiary of Parent (“Merger Sub”) and the Company, Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. In connection with the closing of the Merger, each issued and outstanding share of common stock of the Company, other than certain excluded shares, was converted into the right to receive $5.80 per share in cash, without interest. As a result of the Merger, the offerings under the Registration Statement have been terminated. In accordance with the undertakings made by the Company to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement which remain unsold at the termination of the offerings, the Company hereby removes from registration all securities registered under the Registration Statement which remained unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Beijing, China, on this 5th day of November, 2012.

CHINA TRANSINFO TECHNOLOGY CORP.

By:  /s/ Shudong Xia
      Shudong Xia
      Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.